Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

Harbor Custom Development, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock (3)	Rule 457(o)	$10,000,000	0.00011020	$1,102
Equity	Warrants to purchase Common Stock (4)	Other	-	-	-
Equity	Shares of Common Stock issuable upon exercise of Warrants	Rule 457(o)	$10,000,000	0.00011020	1,102
Equity	Pre-funded warrants (3)(4)	Other	-	-	-
Equity	Shares of Common Stock issuable upon exercise of Pre-funded warrants (3)	Rule 457(o)	-	0.00011020	-
Equity	Placement agent warrants (4)	Other	-	-	-
Equity	Shares of Common Stock issuable upon exercise of placement agent warrants (5)	Rule 457(o)	$750,000	0.00011020	$83
Total Offering Amounts			$20,750,000		$2,287
Total Fee Previously Paid					1,601
Net Fee Due					$686

(1)	Estimated solely for the purpose of calculating the registration fee pursuant Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(3)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $10,000,000.
(4)	No fee pursuant to Rule 457(g) of the Securities Act.
(5)	These warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the placement agent warrants is $750,000, which is equal to 125% of $600,000 (6.0% of $10,000,000).